LICENSE AGREEMENT

This LICENSE AGREEMENT ("Agreement"), made and entered into this 6th day of June, 2013 (the "Effective Date"}, by and between Devonshire Surgical Facility, LLC ("Licensor"), and Millennium Vascular Management Group Inc. ("Licensee").

BACKGROUND

A.          Licensor is the lessee of certain space, located at 57 West 5th Street, Suite 505, New York, NY 10019.

B.          Licensee is a vascular administration and practice management group who's client, Vascular Corrections PC and Heartbeat Medical PC (the "Practice"), is duly authorized to engage in the practice of medicine under the laws of the State of New York and is desirous of licensing a portion of the space, on such terms, and for such times as are more particularly defined herein, for the provision of vascular services, and Licensor has agreed to license such space to Licensee, subject to the terms hereof.

WITNESSETH:

1.	Premises/Times of Use. Licensor hereby licenses to Licensee, during the days and the hours set forth below, certain office space located at 57 West 5ih Street, Suite 505, New York, New York 10019 together with the right of access thereto, all improvement s thereto as of the above date, which office space is more particularly depicted on the floor plan attached hereto as Exhibit "A" and includes exclusive use of one (1) Executive office, (1) procedure room, one (1) exam room, and one (1) recovery room during each "Use Date" (as such term is defined below), and shared use of the reception area, file room, common hallways, and two (2) bathrooms (hereinafter referred to collectively as the "Premises").

This Agreement shall be non-exclusive except for the practice of cardiology and vascular (PAD}. Licensee and the Practice shall have use of the Premises for the conduct of Licensee's client's business during the following days and hours: One (1) day per week to start with up to 4 days a week if available. The starting day shall be Monday unless such day is a holiday, in which event Licensor and Licensee shall mutually agree on a different day of the same week in which Licensee shall occupy the Premises for the operation of Licensee's business (the "Use Dates" ). Subject to availability and Licensor's prior approval, which approval may be withheld in Licensor's sole discretion, Licensee shall have the right to license the Premises for additional Use Dates upon the same terms and conditions as set forth herein.

Hours of operation s hall be 8:00 am to 7:00 pm on each Use Date. Licensee and the Practice, shall be entitled to utilize the equipment specified in Article 8 during the Use Dates for the conduct of the Practice's business at no additional cost to Licensee. Licensee shall provide, at Licensee's own cost, all equipment needed for Licensee's business that is not specified in Article 8 and licensor shall allow licensee to leave such equipment on the Premises on non-use days. Further, licensor shall provide licensee, at no additional cost to Licensee, a locked storage space for the designated storage of licensee's supplies and patient charts. licensee will house its supplies in a locked portable storage unit that can be wheeled into the Premises on the Use Dates and into the locked storage space provided by licensor on non-use dates .

2.	Term/Renewal Options. This Agreement shall commence upon the date that Licensee's equipment arrives and is installed and fully operational for use at the Premises, which the parties anticipate to be on or about June 11th 2013, (the "Commencement Date"),and shall continue for a term of twenty four (24) months, unless sooner terminated as herein provided (the "Initial Term") . licensee shall have two (2) options to renew the term of this Agreement (each, a "Renewal Option") for twelve (12) months (each, a "Renewal Term"). licensee shall exercise a Renewal Option by providing written notice thereof to licensor not later than sixty (60) days prior to the expiration of the Initial Term or the expiration of the first Renewal Term, as applicable. The Initial Term, together with any Renewal Term for which Licensee has exercised a Renewal Option, is herein referred to collectively as the "Term".

Licensee acknowledges that Licensor does not own the Premises but is the lessee pursuant to a lease with 5757 Associates, dated December 3, 1996, as amended (hereinafter referred to as the "Masterlease"). This Agreement, and all rights of licensee hereunder, are and shall be subject and subordinate to the Masterlease, all ground leases, overriding leases and underlying leases of the Premises and all financing obtained by licensor with respect to the equipment provided hereunder or otherwise .

3.	Fees. licensee and/or the Practice shall have access to the Premises for fifteen (15) days prior to the Commencement Date for the purpose of preparing the Premises for use by the Practice . The payment of license Fees (as such term is defined below) shall commence on the Commencement Date. Commencing on the Commencement Date and continuing during the Term, licensee shall pay to Licensor on the first day of each and every month during the Term, the sum of Five Thousand and 00/100 Dollars ($5,000.00) for each Use Date during previous month ("License Fee"). Licensor and licensee agree that, commencing on the first anniversary of the Commencement Date and annually thereafter for the then remainder of the Term, the license Fees shall automatically be increased by an amount equal to three percent (3%) of the license Fees paid by Licensee during the preceding year.

The parties agree that the license Fees set forth herein are based upon the reasonable estimate of the parties after arm's length negotiations and are representative of the fair market value thereof in the community.

It is the intention of the parties that this Agreement comply with all State, Federal and local laws, rules and regulations as they pertain to prohibitions against payments for referral of patients. It is not the purpose of this Agreement to obtain or induce the referral of patients for Licensee by Licensor or vice versa. There is no requirement, express or implied, to either party to refer to the other. In the event there are changes to or clarifications of any State, Federal or local statutes, regulations and rules or general instructions, or the application thereof, or the interpretation of existing provisions or adoption of new legislation any of which would affect, in the opinion of counsel to either party, the legality of this Agreement, the parties agree to examine the Agreement and to renegotiate in good faith any applicable provisions to accommodate such changes. Following such good faith negotiations, if the parties cannot come to agreement on necessary modifications to the Agreement ,either party may terminate this Agreement effective immediately upon written notice to the other party.

4.	Deposit. Licensee has deposited with Licensor the sum of Ten Thou sand and 00/100 Dollars ($10,000.00),(the equivalent of two (2) Use Date License Fee payments) as security for the faithful performance and observance by Licensee of the terms, provisions and conditions of the Agreement . It is agreed that in the event Licensee defaults with respect to any of the terms, provisions and conditions of this Agreement ,including, but not limited to, the payment of License Fees, Licensor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any License Fees or any other sum to which Licensee is in default or for any sum which Licensor may expend or may be required to expend by reason of the Licensee's default with respect to any of the terms, covenants and conditions of this Agreement . In the event that Licensee shall fully and faithfully comply with all the terms, provisions, covenants and conditions of this Agreement ,the security shall be returned to Licensee without interest after the date fixed as the end of the Term and after delivery of possession of the Premises to Licensor . Licensee further covenants that it will not assign or encumber the moneys deposited herein as security and that neither Licensor nor its successors or assigns s hall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance . In the event Licensee defaults in respect of any of the terms, provisions and conditions of this Agreement, Licensor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any License Fees or any other sum as to which Licensee is in default or for any sum which Licensor may expend or may be required to expend by reason of Licensee 's default in respect of any of the terms, covenants and conditions of this Agreement. If Licensor s hall so use, apply or retain the whole or any part of the security so deposited, Licensee, upon demand, s hall deposit with Licensor the amount so applied or retained so that Licensor shall have the full deposit on hand at all times during the Term . Notwithstanding anything contained herein to the contrary, the amount deposited as security shall be increased from time to time by Licensee to reflect the increase of the License Fees so that the amount on deposit as security shall always equal two (2) Use Date License Fee payments.

5.	Use; Approvals. The Premises shall be used by the Practice as a private medical office for the provision of cardiology testing and vascular services with ancillary use so as to permit the Practice to expand its Peripheral Arterial Disease (PAD) program, and any other lawful uses incident with the foregoing (the "Use") and for no other purpose without Licensor's prior written consent ,which consent may be withheld in Licensor's sole discretion. Licensee shall not, and shall cause the Practice not to, make or allow any unlawful use thereof, or use which is dangerous to life or property, or use which creates a public or private nuisance.

Licensee shall cause the Practice to operate the Practice's professional practice in a safe and reasonable manner and Licensee is obligated to, and shall cause the Practice to, take all steps reasonably necessary to ensure that all patients, agents or employees of Licensee and/or the Practice likewise behave in a safe and reasonable manner . Licensee and/or the Practice shall obtain, at its own cost and expense, prior to the commencement of the Practice's practice at the Premises, any and all permits, licensees, certifications, accreditations, and other authorizations that it may require from governmental or quasi- governmental entities, certification bodies, accreditation bodies, and other professional organizations in order to conduct its practice not already held by the Licensor. Licensee and the Practice shall not do or permit anything to be done in or about the Premises, nor bring or keep or permit anything to be brought to or kept therein, which is hazardous, a nuisance, or require an increase in fire insurance premiums.

Licensee and the Practice agree and represent that Licensee and the Practice shall comply with all applicable laws, rules, regulations and other governmental requirements. During all periods in which the Practice utilizes the Premises, the provision of vascular services by the Practice shall exclusively be conducted and overseen by the Practice, and all medical services rendered by the Practice, its employees, representatives, servants, and agents shall be under its direction and control.

6.	Premises Representations. Licensee acknowledges that Licensor is not the architect, developer, owner or agent of the Premises and is not the manufacturer, or the manufacturer's agent, of any equipment provided by Licensor hereunder. LICENSEE HEREBY AGREES TO TAKE THE PREMISES AND EQUIPMENT IN AN "AS IS" CONDITION. LICENSOR HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY ,EITHER EXPRESS OR IMPLIED,AS TO ANY MATIER WHATSOEVER RELATING TO THE EQUIPMENT OR THE PREMISES, INCLUDING WITHOUT LIMITATION,THE DESIGN OR CONDITION OF THE PREMISES, THE EQUIPMENT'S MERCHANTABILITY ,FITNESS FOR A PARTICULAR PURPOSE, DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHI P,OR AS TO PATENT INFRINGEMENT OR THE LIKE. Licensor makes no representations of any kind with respect to the suitability of the Premises for the professional services and any ancillary services that may be furnished by Licensee and/or the Practice at the Premises.

7.	Licensor's Repairs and Maintenance. During the Term hereof, and subject to Licensor 's obligations and responsibilities under the Masterlease, Licensor shall, at Licensor's expense:

a.	Undertake to maintain in good order and repair, and in a clean, safe and operable condition the roof, exterior walls, structural supports, foundations, and underground utility lines serving the Premises; provided, however, Licensor's obligation under this Agreement to repair shall be limited to Licensor's obligations, if any, under the Masterlease, and provided further that Licensee shall be responsible for the cost of any repair resulting from the negligence or willful misconduct of Licensee, the Practice or their respective employees, contractors or agents.

b.	Maintain the structure and exterior of the Premises in conformance with all legal requirements, excepting only the maintenance obligations of Licensee provided above.

c.	Licensor shall not be responsible for any painting, decorations or other work to the Premises during the Term.

Notwithstanding the foregoing, Licensee shall not make or cause any alterations, improvements or additions in or to the Premises without the prior written consent of Licensor, which consent may be withheld in Licensor's sole discretion.

8.	Equipment. During each Use Date, Licensee shall have the right to utilize all improvements to the Premises and the following equipment located at the Premises: one (1) GE OEC 9800 Plus C-Arm, one (1) procedure table and other procedure room accompaniments such as, but not limited to, lighting, and all medical equipment present in the procedure room, the recovery room, and the exam room of which Licensee has exclusive use during each Use Date. In addition to the foregoing in this Article 8, Licensor shall provide Licensee during each Use Date, at no additional cost or expense, (a) access to Licensor's high speed internet service to enable the Practice to access all medical records, and (b) the use of one (1) telephone line currently assigned to Licensor at the Premises, which telephone line shall be designated by Licensor in its sole discretion; provided, however, upon the expiration or termination of this Agreement, Licensee shall have no rights whatsoever in or to such telephone line and Licensor shall be entitled to the sole use of such telephone line.

9.	Hold Harmless. Licensee shall be liable to and shall hold Licensor harmless in respect to any and all damages, losses, claims, liabilities, judgments , costs and expenses, including interest, reasonable counsel and litigation fees, and other reasonable out-of-pocket expenses (the foregoing being hereinafter collectively referred to as "Damages") asserted against, resulting to, imposed upon or incurred by Licensee or its employees or anyone else while on the Premises if such Damages are due to acts or negligence of Licensee, or arises out of the Practice's use and/or occupancy of the Premises, unless such Damages are due to the negligence or willful misconduct of Licensor, or Licensor's failure to comply with the obligations of Licensor contained herein. The provisions of this Article 9 shall survive the expiration or earlier termination of this Agreement .

Under no condition shall the members, officers, directors, employees or agents of Licensor have any personal liability for any of Licensor's obligations under this Agreement ,and said members, officers, director s, employees or agents neither guarantee nor assure the performance of any of Licensor's obligations under this Agreement .

10.	Assi gnment and Sub-Licensing. Licensee shall not be permitted to assign this Agreement for any unexpired term or any interest hereunder or to sub-license the Premises or any part thereof without Licensor's prior written consent. Notwithstanding to the preceding sentence, consent of Licensor is not required when sub-licensee or assignee is a subsidiary, a client, a joint-venture, or an entity owned by or under common control of Licensee, so long as any such sub-licensee or assignee shall fully comply with all of the terms and conditions hereof.

11.	Eminent Domain. If the Premises or any portion thereof is taken by a condemning authority under the right of eminent domain so as to render the same or remaining portion thereof untenantable for Licensee's occupancy and intended use, then either party may terminate this Agreement as of the date of such taking. Upon such termination, both parties shall be relieved of any obligation hereunder with the exception of (a) obligations acc ruing prior to the date of termination; and (b) obligations, promises, or covenants herein that are ex pressly made to extend beyond the Term .

12.	Insurance.

a.	At all times during the Term, Licensee shall cause the Practice to, at the Practice's own cost and expense, maintain professional malpractice liability insurance coverage in the amounts of $1,000,000.00/$3,000,000.00 with respect to the Practice's client's provision of professional services at the Premises. To the extent applicable, Licensee shall also require any personnel employed or engaged by the Practice who are licensed, certified or registered to obtain and maintain, at such personnel's expense (unless otherwise agreed to by Licensee}, professional liability insurance coverage in the amounts of $1,000,000.00/$3,000,000.00. Licensee s hall also cause the Practice to obtain and maintain such other insurance as may be required by statute for its employees. Licensee shall furnish Licensor with copies of each such insurance policy and any amendment or renewal thereof prior to the Commencement Date and within ten (10) days prior to any renewal or extension hereof and upon reasonable request by Licensor at any time during the Term .

b.	Commencing on the date herein and until the termination or earlier expiration of this Agreement ,Licensee shall obtain and maintain with a nationally recognized carrier, a policy of public liability insurance insuring against claims for personal injury, death and property damage occurring in or about the Premises or arising out of Licensee's use and occupancy of the Premises, such insurance to afford protection to the minimum limits of $1,000,000.00 in respect of injury to or death of any number of persons arising out of any one occurrence; and $100,000.00 in respect of any instance of property damage. Such insurance may be by a blanket comprehensive general liability policy. The policy above described shall name Licensor and 5757 Associates, the over landlord of the Masterlease (the "Overlandlord") as additional insured, and will provide that it will not be canceled or the coverage reduced without twenty (20) days written notice to Licensor. Licensee shall furnish Licensor with copies of each such insurance policy and any amendment or renewal thereof prior to the Commencement Date and within ten (10) days prior to any renewal or extension hereof and upon reasonable request by Licensor at any time during the Term.

c.	Commencing on the date herein and until the termination or earlier expiration of this Agreement , Licensee shall obtain and maintain a policy of insurance covering Licensee's property and assets in the Premises, including trade fixtures, which shall be kept at Licensee's sole risk, and Licensee hereby holds Licensor harmless from and waives any and all claims against Licensor with respect to damage to or loss of same.

13.	Licensee's Remedy. All space, items and services provided by Licensor pursuant to this Agreement are furnished without warranty . Licensee's sole remedy, and Licensor's sole obligation, for any failure to render any space, item or service, or any failure, delay or interruption with respect thereto, is limited to a downward adjustment of the License Fees otherwise payable hereunder in an amount equal to the fair market value of such item or service for the period during which the failure, delay or interruption occurred . With the sole exception of the remedy set forth in the immediately preceding sentence, Licensee expressly waives, and agrees not to make any claim for, any damages, direct or consequential, arising out of any failure of Licensor to furnish any such space, items or services, any error or omissions with respect thereto, or any delay or interrupt ion of same.

14.	Signs Subject to Licensor's approval, which may be granted or withheld in Licensor's sole discretion, Licensee shall be permitted to erect signs of reasonable nature on the Premises.

15.	Failure of Utilities. Neither the interruption nor cessation of utility services ("Utilities Stop") shall render Licensor liable in any respect, unless such Utilities Stop is due to Licensor's negligence, willful act or failure to maintain hereunder, and such Utilities Stop prevents Licensee from operating its business in the Premises in any material respect, in which event (a) if such utility services are not restored within three (3) days of such Utilities Stop, then the License Fees shall abate until such services are restored or (b) if such utility services are not restored within thirty (30) days of such Utilities Stop, Licensee shall have the right to terminate this Agreement .

16.	Licensor's Access . During each Use Date, Licensor shall have full access to the Premises, provided that Licensor shall not perform any medical services on its own behalf or on behalf of any third party. During all other days throughout the Term, Licensor shall have unrestricted access to the Premises and Licensor may at all reasonable times during normal business hours enter to view the Premises to make repairs and replacements or show Premises to persons who may wish to buy the same .

17.	Licensee Default . If Licensee shall (a) fail, for ten {10) days or more after written notice by Licensor to Licensee certified mail, to make payment of License Fees, or any part thereof, or any other charges coming due hereunder; (b) fail to perform, for thirty (30) days after notice by Licensor to Licensee, any other term or condition of this Agreement provided such failure can be cured within such thirty (30) day period, and if not, if Licensee has not within such thirty (30) day period commenced a cure and diligently prosecuted same to conclusion within ninety (90) days of the foregoing notice, (c) be declared bankrupt or insolvent according to law, (d) make an assignment for the benefit of creditors, or (e) in the event of an appointment by any court of a receiver or other court officer of Licensee's property, cause such receivership to not be dismissed within thirty (30) days from such appointment ,then any of the foregoing shall be an event of default ("Event of Default") hereunder.

(a) Remedies . If an Event of Default occurs then Licensor or its agent shall, to the extent permitted by law, have any or all of the following rights:

(i) To terminate this Agreement immediately by giving Licensee written notice specifying the day of termination ,on which date this Agreement and all of Licensee's rights will cease as a conditional limitation, as if that date specified in Licensor's notice was the original date for expiration of this Agreement; but in all cases Licensee shall remain liable as hereinafter provided; and/or

(ii) To enter the Premises and dispossess Licensee and all other occupants and their property by legal proceedings or otherwise without terminating this Agreement ,Licensee hereby waiving any claim it might have for trespass or conversion or other damages if Licensor exercises such remedy; and

(iii) To obtain an injunction against Licensee or invoke any remedy allowed at law or in equity; and/or

(iv) To declare (A) all accrued License Fees, and (B) all the aggregate License Fees for the remaining balance of the Term reduced to present value, to be immediately due and payable, and to recover immediately against Licensee all such License Fees, which amount shall be for the reasonable liquidated damages for an Event of Default and not a penalty; and/or

(v) Licensor, with or without terminating this Agreement ,may immediately, or at any time thereafter , re-license the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term),at such license or licenses and upon such other terms and conditions as Licensor in its sole discretion may deem advisable, and Licensor may ma ke any alterations, redecorations, remodeling or repairs to the Premises which it may deem reasonably necessary or proper to facilitate such re-licensing; and Licensee shall pay all reasonable costs of such re-licensing including, but not limited to, the reasonable cost of any such alterations and repairs made to the Premises, reasonable attorneys' fees and brokerage commissions related to obtaining possession and making a new license agreement with another licensee, free rent or concessions, license assumptions and any other costs reasonably associated with re-licensing the Premises and upon such re-licensing this Agreement shall terminate and all sums which may have become payable under (iv) above shall be reduced by the fair rental value of the Premises.

18.	Authority .

(a) Licensor covenants and warrants that Licensor has the requisite power and authority to enter into and execute this Agreement and to perform the obligations hereunder, and the persons executing this Agreement have the requisite power and authority to do so .

(b) Licensee covenant s and warrants that License has the requisite power and authority to enter into and execute this Agreement and to perform the obligations hereunder, and the persons executing this Agreement have the requisite power and authority to do so.

19.	Notices. Any notice or other instrument which may be or is required to be given under this Agreement shall be in writing and (a} delivered in person, (b) sent by United States certified mail postage prepaid, or (c) by nationally recognized overnight courier, to the address of Licensor or Licensee, as applicable, as shown on the signature page of this Agreement with a copy to:

If to Licensee:

Finkelstein & Feil PC

666 Old Country Road, Suite 210

Garden City, NY 11530

Attn: Michael Finkelstein, Partner

If to Licensor:

Law Offices of Gary I. Fields, PLLC

8 Haven Avenue, Suite 209

Port Washington ,New York 11050

Attn: Gary I. Fields, Esq.

Notices sent pursuant to this Article 19 shall be effective upon receipt or refusal by the party to whom such communication is addressed.

20.	Time . Time is of the essence with respect to each date or time specified in this Agreement by which an event is to occur.

21.	Applicabl e Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York without giving effect to the rules of conflicts of law and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of New York, State of New York .

22.	Relationship. This Agreement shall create the relationship of licensor and licensee between Licensor and Licensee, only.

23.	Termination. Notwithstanding anything provided in this Agreement to the contrary, this Agreement may be terminated without cause by Licensee party hereto in the event that the Licensee gives Licensor at least sixty (60) days prior written notice via certified mail of such termination, in which event this Agreement shall terminate on the future date specified in such notice. If this Agreement is terminated for any reason prior to the first anniversary of the Effective Date, the parties shall not enter into a new license agreement for cardiology and vascular(PAD) practice or other arrangement related to the Premises for the first 12 month anniversary date of notice given.

At the termination of this Agreement for any reason, including, but not limited to, pursuant to this Article 23 or Article 17, above, Licensee shall surrender the Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty excepted.

24.	Attorneys' Fees. In the event either party sues the other for any reason arising out of the terms of this Agreement, the prevailing party s hall be entitled to the reimbursement by the losing party of the prevailing party's reasonable attorneys' fees.

25.	Waiver . Any waiver by either party of any provision of this Agreement shall not imply a subsequent waiver of that or any other provision, and any failure to enforce strict performance of any provision of this Agreement shall not be construed as a waiver or relinquishment to enforce strict performance in respect to such provision on any future occasion.

26.	Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent, be invalid or unenforceable ,the remainder of this Agreement , or the application of such term or provision to person or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

27.	Headings. The captions or titles used throughout this Agreement are for reference and convenience only and shall in no way define, limit or describe the scope or intent of this Agreement. Words of any neuter gender used in this Agreement shall be held to include both the masculine and feminine gender and words in the singular number shall be held to include the plural, and vice-versa.

28.	Assignment by Licensor. Nothing contained in this Agreement shall in any manner restrict Licensor's right to assign or encumber this Agreement in its sole discretion, and it is further agreed, anything to the contrary herein contained notwithstanding, that in the event Licensor conveys its interest in the Premises, Licensor shall be relieved of all further obligations hereunder. Licensor or its successors or assigns will provide notice to Licensee of any such transfer .

Entire and Binding Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect .. None of the terms, covenants, conditions or provisions of this Agreement can be modified, deleted or added to except in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Further, this Agreement shall be binding upon and inure to the benefit of the heirs, representatives, successors and assigns of the parties.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, and Licensee has caused this instrument to be executed by a duly authorized officer the day and year first above written.

LICENSOR:

DEVONSHIRE SURGICAL FACILITY, LLC

By:
Scott Chamberlin, Member

Notice Address :
57 West 5th Street, Suite 505
New York, New York 10019

LICENSEE:

MILLENNIUM VASCULAR MANAGEMENT GROUP INC.

BY:	/s/ Dominick Sartorio
Name:	Dominick Sartorio
Its:	CEO

Notice Address:
400 garden city plaza
Suite 440
Garden City, N.Y. 11530

With respect to Articles 1, 5 and 12 only:

Notice Add ress:
Millennium Vascular Management Group Inc
C/O Vascu lar Corrections PC
400 garden city plaza
Suite 440
Garden City, N.Y. 11530
Attn: Practice Management Group

Millennium Vascular Management Group Inc
C/O Heartbeat Medical PC
400 garden city plaza
Suite 440
Garden City, N.Y. 11530
Attn :Practice Management Group

EXHIBIT A

PLAN DEPICTING THE PROCEDURE ROOM AND SUPPORTING SPACE